Exhibit 99.1

Sientra® Launches First-in-Kind 5th Generation Round Breast Implant

•                  Innovative round Style 107 implant incorporates high-strength cohesive gel (HSC+) previously available only in Sientra’s shaped implants

•                  Provides novel solution to address certain challenges in breast surgery

•                  Company also initiates The Orange Dot™ exclusive consumer on-line awareness and education campaign on RealSelf

Santa Barbara, CA — August 27, 2015 — Sientra, Inc. (NASDAQ: SIEN), a medical aesthetics company, today announced the launch of its newest implant, the Style 107 — an innovative smooth round breast implant integrating High-Strength Cohesive HSC+ gel, the Company’s most cohesive silicone gel, which until now was only available in its anatomically shaped implants.

With the 107 introduction, Sientra becomes the first and only company in the United States to incorporate HSC+ silicone gel into a 5th generation round breast implant. The 107 provides enhanced round shape retention and is designed to minimize wrinkling and rippling, delivering features previously only available in shaped implants. This innovation offers plastic surgeons an additional option to treat traditionally more challenging aesthetic cases such as revision procedures. It will be made available by the Company through a controlled launch starting September 1, 2015.

Hani Zeini, President and CEO, said, “We are very pleased to offer this innovative new solution, broadening our product portfolio and furthering our commitment to board-certified plastic surgeons. We plan to launch the 107 through a measured market introduction through the remainder of 2015, as our PSCs educate surgeons on this new option and familiarize surgeons with its key features.”

The Company also announced the launch of The Orange Dot campaign on RealSelf, the largest online consumer resource for breast augmentation. The Orange Dot campaign is arguably the first consumer initiative of its kind, elevating the significance of the extensive training undergone by board-certified plastic surgeons. The campaign features Sientra plastic surgeons, and highlights the importance of patients researching and making the most appropriate, informed surgeon choice.

About Sientra

Headquartered in Santa Barbara, California, Sientra is a medical aesthetics company committed to making a difference in patients’ lives by enhancing their body image, growing their self-esteem and restoring their confidence. The Company was founded to provide greater choice to board-certified plastic surgeons and patients in need of medical aesthetics products. The Company has developed a broad portfolio of products with technologically differentiated characteristics, supported by independent laboratory testing and strong clinical trial outcomes. The Company sells its breast implants and breast tissue expanders exclusively to board-certified and board-admissible plastic surgeons and tailors its customer service offerings to their specific needs.  The Company also offers a range of other aesthetic and specialty products.

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Contact:

The Ruth Group

Nick Laudico

(646) 536-7030

IR@Sientra.com